Exhibit 4.2

WARRANT AGREEMENT

This Agreement is entered into this 25th day of April, 2008, by and between Bio-Path Holdings, Inc., a Utah corporation ("Corporation") and Randeep Suneja, M.D. ("Consultant").

Recitals

In consideration for Consultant agreeing to provide certain services to the Corporation, the Corporation has agreed to grant Consultant a warrant to purchase shares of the Corporation's common stock as set forth in this Agreement.

NOW THEREFORE, it is agreed as follows:

Agreement

1.           Grant of Warrant. Subject to the terms and conditions of this Agreement, the Corporation hereby grants to Consultant the warrant ("Warrant") to purchase from the Corporation up to an aggregate of 10,000 shares of the Corporation's common stock ("Warrant Shares"). The shares vest as follows: 10,000 shares will vest on April 25th, 2008. The exercise price is $.90 per Share ("Exercise Price").

2.           Exercise of Warrant. The Warrant granted will expire ten (10) years from the date of the award and must be exercised, if at all, within the required time period.

2.1           Manner of Exercise. This Warrant may be exercised in whole or in part by delivery to the Corporation, from time to time, of a written notice signed by Consultant, specifying the number of Warrant Shares that Consultant then desires to purchase, together with: (i) cash, certified check, or bank draft payable to the order of the Corporation or (ii) other form of payment acceptable to the Corporation's Board of Directors, for an amount equal to the Exercise Price of such Shares. Consultant may pay all or a portion of the Exercise Price, and/or the tax withholding liability with respect to the exercise of the Warrant either by surrendering shares of stock already owned by Consultant or by withholding Warrant Shares, provided that the Board determines that the fair market value of such surrendered stock or withheld Warrant Shares is equal to the corresponding portion of such Exercise Price and/or tax withholding liability, as the case may be, to be paid for therewith.

2.2           Certificates. Promptly after any exercise in whole or in part of the Warrant by Consultant, the Corporation shall deliver to Consultant a certificate or certificates for the number of Warrant Shares with respect to which the Warrant was so exercised, registered in Consultant's name.

3.           Shares to be Fully Paid. The Corporation covenants and agrees that all Warrant Shares, will, upon issuance and, if applicable, payment of the applicable Exercise Price, be duly authorized, validly issued, fully paid and nonassessable, and free of all liens and encumbrances, except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

4.           No Rights As Shareholder Prior To Exercise. Consultant shall not, by virtue hereof, be entitled to any rights of a shareholder in the Corporation, either at law or equity. The rights of Consultant are limited to those expressed in this Warrant and are not enforceable against the Corporation except to the extent set forth herein.

5.           Registration of Warrant Shares. The Warrant Shares have not been registered with the Securities and Exchange Commission. The Company shall use its best efforts to register the Warrant Shares on Form S-8 with the Securities and Exchange Commission as soon as practical.

6.           Restricted Legend. Upon exercise of this Warrant, the Warrant Shares have not been registered; the certificate evidencing the Warrant Shares shall be stamped or imprinted with a legend in substantially the following form (in addition to any legend required by state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES AND ANY SECURITIES ISSUED HEREUNDER OR THEREUNDER MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND APPLICABLE LAWS,

7.           Anti-Dilution Provisions. The number and kind of Shares purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

7.1           In case the Corporation shall (i) pay a dividend or make a distribution on the outstanding Shares payable in Shares, (ii) subdivide the outstanding Shares into a greater number of Shares, (iii) combine the outstanding Shares into a lesser number of Shares, or (iv) issue by reclassification of the Shares any Shares of the Corporation, Consultant shall thereafter be entitled, upon exercise, to receive the number and kind of shares which, if this Warrant had been exercised immediately prior to the happening of such event, Consultant would have owned upon such exercise and been entitled to receive upon such dividend, distribution, subdivision, combination, or reclassification.

7.2           In case the Corporation shall consolidate or merge into or with another corporation, or in case the Corporation shall sell or convey to any other person or persons all or substantially all the property of the Corporation, Consultant shall thereafter be entitled, upon exercise, to receive the kind and amount of shares, other securities, cash, and property receivable upon such consolidation, merger, sale, or conveyance by a holder of the number of Shares which might have been purchased upon exercise of this Warrant immediately prior to such consolidation, merger, sale, or conveyance, and shall have no other conversion rights. In any such event, effective provisions shall be made, in the certificate or articles of incorporation of the resulting or surviving corporation, in any contracts of sale and conveyance, or otherwise so that, so far as appropriate and as nearly as reasonably may be, the provisions set forth herein for the protection of the rights of Consultant shall thereafter be made applicable.

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7.3           Whenever the number of Shares purchasable upon exercise of this Warrant is adjusted pursuant to this Section, the exercise price per Share shall be adjusted simultaneously by multiplying that Exercise Price per Share in effect immediately prior to such adjustment by a fraction, of which the numerator shall be the number of Shares purchasable upon exercise of this Warrant immediately prior to such adjustment, and of which the denominator shall be the number of Shares so purchasable immediately after such adjustment, so that the aggregate Exercise Price of this Warrant remains the same.

7.4           The existence of the Warrant shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any adjustments, recapitalization, reorganization, or other changes in the Corporation's capital structure or its business, or any merger or consolidation of the Corporation, or any issue of bonds, debentures, preferred shares with rights greater than or affecting the Shares, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

8.           Successors and Assigns. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors of the Corporation and Consultant. The provisions of this Warrant are intended to be for the benefit of Consultant from time to time of this Warrant, and shall be enforceable by Consultant.

9.           Miscellaneous

9.1           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah.

9.2           Titles and Captions. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor effect the interpretation of this Agreement.

9.3           Entire Agreement. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

9.4           Binding Agreement. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

9.5           Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday, or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday, or legal holiday. In the event that the last day of any period falls on a Saturday, Sunday or legal holiday, such period shall run until the end of the next day thereafter which is not a Saturday, Sunday, or legal holiday.

9.6           Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or persons may require.

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9.7           Arbitration. Any unresolved controversy or claim arising from or relating to this Agreement or breach thereof shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules then in effect. The decision of arbitration unless clearly erroneous, shall be final and conclusive upon the parties, and judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction. The arbitration proceedings shall be held in Salt Lake County, Utah. The arbitration proceedings shall be conducted before one (1) neutral arbitrator who has been actively engaged in the practice of corporate and business law for at least fifteen (15) years, and shall proceed under any expedited procedures of the Commercial Arbitration Rules. The arbitrator shall have authority to award only (i) money damages, (ii) attorneys' fees, costs and expert witness fees to the prevailing party, and (iii) sanctions for abuse or frustration of the arbitration process. The arbitrator's compensation, and the administrative costs of the arbitration, shall be borne by the parties in the manner set forth in the arbitration award, as determined by the arbitrator. Notwithstanding the foregoing provisions of this Section 9.7, the parties are not required to arbitrate any issue for which injunctive relief is sought by any party hereto and both parties may seek injunctive relief in any federal or state court having jurisdiction.

9.8           Presumption. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

9.9           Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

9.10         Parties in Interest. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

9.11         Sayings Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall he held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above-written.

Bio-Path Holdings, Inc.		Consultant
Randeep Suneja, M.D.

By:	/s/ Peter Nielsen	By:	/s/ Randeep Suneja
	Peter Nielsen		Randeep Suneja, M.D.
	President		Consultant

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